Exhibit 99.2

PREMIER FINANCIAL CORP.

Consolidated Condensed Statements of Financial Condition

(UNAUDITED)

(Amounts in Thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents:
Cash and amounts due from depository institutions	$72,053	$81,973
Interest-bearing deposits	83,598	32,783

	155,651	114,756
Securities available-for-sale, carried at fair value	1,081,120	946,708
Equity securities, carried at fair value	5,559	5,773
Loans held for sale, carried at fair value	138,604	145,641
Loans receivable, net of allowance for credit losses of $77,222 at June 30, 2024 and $76,512 at December 31, 2023, respectively	6,604,916	6,662,875
Mortgage servicing rights	18,140	18,696
Accrued interest receivable	35,334	33,446
Federal Home Loan Bank stock	32,189	21,760
Bank owned life insurance	183,409	181,544
Premises and equipment	55,073	56,878
Real estate and other assets held for sale	394	243
Goodwill	295,602	295,602
Core deposit and other intangibles	10,250	12,186
Other assets	162,452	129,841

Total assets	$8,778,693	$8,625,949

Liabilities and stockholders’ equity
Liabilities:
Deposits	$7,178,554	$7,143,046
Advances from the Federal Home Loan Bank	393,000	280,000
Subordinated debentures	85,292	85,229
Advance payments by borrowers	13,391	23,277
Reserve for credit losses—unfunded commitments	3,343	4,307
Other liabilities	125,984	114,463

Total liabilities	7,799,564	7,650,322
Stockholders’ equity:
Preferred stock, $.01 par value per share: 37,000 shares authorized; no shares issued	—	—
Preferred stock, $.01 par value per share: 4,963,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value per share: 50,000,000 shares authorized; 43,297,260 and 43,297,260 shares issued and 35,840,121 and 35,729,593 shares outstanding at June 30, 2024 and December 31, 2023, respectively	306	306
Additional paid-in capital	689,743	690,585
Accumulated other comprehensive loss, net of tax of $(43,339) and $(40,862), respectively	(163,038)	(153,719)
Retained earnings	581,715	569,937
Treasury stock, at cost, 7,457,139 shares at June 30, 2024 and 7,567,667 shares at December 31, 2023	(129,597)	(131,482)

Total stockholders’ equity	979,129	975,627

Total liabilities and stockholders’ equity	$8,778,693	$8,625,949

See accompanying notes.

PREMIER FINANCIAL CORP.

Consolidated Condensed Statements of Income

(UNAUDITED)

(Amounts in Thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest Income
Loans	$88,560	$81,616	$176,156	$157,674
Investment securities:
Taxable	8,082	6,407	15,109	13,014
Non-taxable	584	590	1,159	1,243
Interest-bearing deposits	638	641	1,247	1,085
FHLB stock dividends	606	905	1,141	1,299

Total interest income	98,470	90,159	194,812	174,315
Interest Expense
Deposits	43,927	26,825	86,494	48,283
FHLB advances and other	4,159	8,217	7,198	13,554
Subordinated debentures	1,159	1,125	2,321	2,199

Total interest expense	49,245	36,167	96,013	64,036

Net interest income	49,225	53,992	98,799	110,279
Credit loss expense - loans and leases	3,173	1,410	3,733	5,354
Credit loss (benefit) expense - unfunded commitments	(271)	(870)	(964)	(1,108)

Net interest income after credit loss expense (benefit)	46,323	53,452	96,030	106,033
Non-interest Income
Service fees and other charges	7,008	7,190	13,475	13,618
Insurance commissions	—	4,131	—	8,856
Mortgage banking income	2,047	2,940	4,396	2,666
Gain on sale of non-mortgage loans	—	71	67	71
Gain on sale insurance agency	—	36,296	—	36,296
(Loss) gain on sale of securities available for sale	—	(7)	—	27
(Loss) gain on equity securities	(176)	71	(213)	(1,374)
Wealth management income	1,842	1,537	3,556	3,022
Income from Bank Owned Life Insurance	1,207	1,015	2,904	2,432
Other non-interest income	150	102	389	194

Total non-interest income	12,078	53,346	24,574	65,808
Non-interest Expense
Compensation and benefits	21,353	24,175	44,747	49,833
Occupancy	3,434	3,320	6,799	6,894
FDIC insurance premium	1,150	1,786	2,270	3,074
Financial institutions tax	980	961	2,015	1,813
Data processing	5,067	3,640	9,737	7,503
Amortization of intangibles	946	1,223	1,936	2,493
Transaction costs	50	3,652	50	3,652
Other non-interest expense	5,228	5,738	10,554	12,024

Total non-interest expense	38,208	44,495	78,108	87,286

Income before income taxes	20,193	62,303	42,496	84,555
Income tax expense	4,017	13,912	8,531	18,015

Net income	$16,176	$48,391	$33,965	$66,540

Earnings per common share
Basic	$0.45	$1.35	$0.95	$1.86
Diluted	$0.45	$1.35	$0.95	$1.86

See accompanying notes.

PREMIER FINANCIAL CORP.

Consolidated Condensed Statements of Comprehensive Income (Loss)

(UNAUDITED)

(Amounts in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$16,176	$48,391	$33,965	$66,540
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	(1,134)	(15,290)	(7,830)	3,109
Reclassification adjustment for securities (gains) losses included in net income	—	7	—	(27)
Income tax effect	238	3,210	1,644	(647)

Net of tax amount	(896)	(12,073)	(6,186)	2,435
Unrealized gain (loss) on balance sheet swap	(2,261)	(10,483)	(8,284)	(1,897)
Reclassification adjustment for cash flow hedge derivatives (gains) losses included in net income	2,183	6,409	4,319	4,460
Income tax effect	17	1,135	832	(259)

Net of tax amount	(61)	(2,939)	(3,133)	2,304
Total other comprehensive income (loss)	(957)	(15,012)	(9,319)	4,739

Comprehensive income	$15,219	$33,379	$24,646	$71,279

See accompanying notes.

PREMIER FINANCIAL CORP.

Consolidated Statement of Changes in Stockholders’ Equity

(UNAUDITED)

(Amounts in Thousands, except share and per share data)

	Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
Balance at January 1, 2024	$—	35,729,593	$306	$690,585	$(153,719)	$569,937	$(131,482)	$975,627
Net income						17,789		17,789
Other comprehensive income (loss)					(8,362)			(8,362)
Deferred compensation plan				(13)			13	—
Stock based compensation expenses				694				694
Vesting of incentive plans		37,978		(668)			661	(7)
Restricted share issuance		64,988		(1,130)			1,130	—
Restricted share forfeitures		(15,799)					(322)	(322)
Common stock dividend payment ($0.31 per share)						(11,078)		(11,078)

Balance at March 31, 2024	$—	35,816,760	$306	$689,468	$(162,081)	$576,648	$(130,000)	$974,341

Net income						16,176		16,176
Other comprehensive income (loss)					(957)			(957)
Deferred compensation plan				(13)			13	—
Stock based compensation expenses				731				731
Vesting of incentive plans		2,456		(43)			43	—
Restricted share issuance		27,025		(470)			470	—
Restricted share forfeitures		(6,120)		70			(123)	(53)
Common stock dividend payment ($0.31 per share)						(11,109)		(11,109)

Balance at June 30, 2024	$—	35,840,121	$306	$689,743	$(163,038)	$581,715	$(129,597)	$979,129

	Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
Balance at January 1, 2023	$—	35,591,277	$306	$691,453	$(173,460)	$502,909	$(133,487)	$887,721
Net income						18,149		18,149
Other comprehensive income (loss)					19,751			19,751
Deferred compensation plan		9,196		75			(75)	—
Stock based compensation expenses		753		112			13	125
Vesting of incentive plans		62,061		(1,078)			1,078	—
Restricted share issuance		60,526		(755)			1,051	296
Restricted share forfeitures		(22,178)					(544)	(544)
Shares repurchased		(391)					(11)	(11)
Common stock dividend payment ($0.31 per share)						(11,037)		(11,037)

Balance at March 31, 2023	$—	35,701,244	$306	$689,807	$(153,709)	$510,021	$(131,975)	$914,450

Net income						48,391		48,391
Other comprehensive income (loss)					(15,012)			(15,012)
Deferred compensation plan				(13)			13	—
Stock based compensation expenses		1,232		282			21	303
Vesting of incentive plans		4,173		(72)			72	—
Restricted share issuance		26,545		(461)			461	—
Restricted share forfeitures		(6,491)		36			(121)	(85)
Shares repurchased							—	—
Common stock dividend payment ($0.31 per share)						(11,076)		(11,076)

Balance at June 30, 2023	$—	35,726,703	$306	$689,579	$(168,721)	$547,336	$(131,529)	$936,971

See accompanying notes.

PREMIER FINANCIAL CORP.

Consolidated Condensed Statements of Cash Flows

(UNAUDITED)

(Amounts in Thousands)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net income	$33,965	$66,540
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2,769	4,246
Depreciation	2,859	2,657
Amortization of premium and discounts on loans, securities, deposits and debt obligations	2,768	2,813
Amortization of mortgage servicing rights, net of impairment charges/recoveries	1,941	2,472
Amortization of intangibles	1,936	2,493
Change in deferred taxes	922	(1,645)
Proceeds from the sale of loans held for sale	123,152	136,185
Originations of loans held for sale	(114,839)	(149,069)
Mortgage banking gain, net	(2,661)	(1,405)
Gain on sale of insurance agency, net	—	(32,644)
Loss on sale / write-down of real estate and other assets held for sale	61	34
Gain on sale of available for sale securities	—	(27)
Loss on equity securities	213	1,374
Stock based compensation expense	1,418	724
Restricted stock forfeitures for taxes and option exercises	(375)	(629)
Income from bank owned life insurance	(2,391)	(2,009)
Changes in:
Accrued interest receivable and other assets	(32,944)	(7,067)
Other liabilities	7,556	11,710

Net cash provided by operating activities	26,350	36,753
Investing Activities
Proceeds from maturities, calls and pay-downs of available-for-sale securities	43,467	60,657
Proceeds from sale of available-for-sale securities	—	21,377
Proceeds from sale of premises and equipment, real estate and other assets held for sale	541	580
Purchases of available-for-sale securities	(187,958)	(2,346)
Net change in Federal Home Loan Bank stock	(10,429)	(10,702)
Cash received in disposition	—	47,354
Purchases of premises and equipment, net	(1,054)	(3,294)
Investment in bank owned life insurance	526	866
Net decrease (increase) in loans receivable	52,887	(242,558)

Net cash used in investing activities	(102,020)	(128,066)
Financing Activities
Net increase in deposits and advance payments by borrowers	25,752	80,004
Net change in Federal Home Loan Bank advances	113,000	27,000
Net cash paid for repurchase of common stock	—	(11)
Cash dividends paid on common stock	(22,187)	(22,113)

Net cash provided by financing activities	116,565	84,880

Increase (decrease) in cash and cash equivalents	40,895	(6,433)
Cash and cash equivalents at beginning of period	114,756	128,160

Cash and cash equivalents at end of period	$155,651	$121,727

Supplemental cash flow information:
Interest paid	$92,495	$59,870
Income taxes paid	7,925	7,488
Initial recognition of right-of-use asset	5,536	25
Initial recognition of lease liability	5,536	25

See accompanying notes.

PREMIER FINANCIAL CORP.

Notes to Consolidated Condensed Financial Statements (UNAUDITED)

June 30, 2024 and 2023

1.	Basis of Presentation

Premier Financial Corp. (“Premier” or the “Company”) is a financial holding company that conducts business through its wholly-owned subsidiaries, Premier Bank (the “Bank”), and PFC Capital, LLC (“PFC Capital”). All significant intercompany transactions and balances are eliminated in consolidation. Premier’s stock is traded on the NASDAQ Global Select Market under the ticker PFC.

The Bank is primarily engaged in community banking. It attracts deposits from the general public through its offices and website, and uses those and other available sources of funds to originate residential real estate loans, commercial real estate loans, commercial loans, home improvement and home equity loans and consumer loans. In addition, the Bank invests in U.S. Treasury and federal government agency obligations, obligations of states and political subdivisions, mortgage-backed securities (“MBS”) that are issued by federal agencies, collateralized mortgage obligations (“CMOs”), and corporate bonds. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) System.

PFC Capital was formed as an Ohio limited liability company in 2016 for the purpose of providing mezzanine funding for customers. Mezzanine loans are offered by PFC Capital to customers in the Company’s market area and are expected to be repaid from the cash flow from operations of the business.

First Insurance Group of the Midwest, Inc. (“First Insurance”) is a wholly-owned subsidiary of Premier that conducted business as an insurance agency that conducted business throughout Premier’s markets. First Insurance offered property and casualty insurance, life insurance and group health insurance. On June 30, 2023, the Company completed the sale of substantially all of the assets (including $24.7 million of goodwill and intangibles) of First Insurance to Risk Strategies Corporation (“Buyer”). Consideration included a combination of cash and a subordinated note resulting in net cash received of $47.4 million after certain transaction costs at closing, the assumption of certain leases, and contingent consideration subject to certain performance criteria by the Buyer to be determined after the year ended December 31, 2026. The Company recorded a pre-tax gain on sale of $36.3 million, transaction costs of $3.7 million and taxes of $8.5 million for a $24.1 million increase to equity in 2023.

PFC Risk Management Inc. (“PFC Risk Management”) was a wholly-owned insurance company subsidiary of the Company that was formed to insure the Company and its subsidiaries against certain risks unique to the operations of the Company and for which insurance was not available or economically feasible, in the insurance marketplace. Due to pending changes in tax law, PFC Risk Management was dissolved and liquidated in December 2023.

The Company tests goodwill at least annually and, more frequently, if events or changes in circumstances indicate that it may be more likely than not that there is a possible impairment. Due to the ongoing impacts from the closure of large, well-known regional banks in early 2023 that led to a significant decline in bank stock prices, the Company conducted a quantitative interim goodwill impairment assessment at September 30, 2023. The impairment assessment compared the fair value of identified reporting units with their carrying amount (including goodwill). If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. On July 26, 2024, the Company announced the signing of a definitive merger agreement under which the Company will merge into Wesbanco, Inc. in a stock-for-stock transaction. The transaction’s initial implied valuation was approximately $987 million, which was in excess of the Company’s book value as of June 30, 2024. The Company will continue to monitor its goodwill as there is potential for volatility based on changes in stock prices and book value.

The consolidated condensed statement of financial condition at December 31, 2023, was derived from the audited financial statements at that date, which were included in Premier’s Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”).

The accompanying consolidated condensed financial statements as of June 30, 2024, and for the three and six months ended June 30, 2024 and 2023 have been prepared by the Company without audit and do not include information or footnotes necessary for the complete presentation of financial condition, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States (“GAAP”). These consolidated condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the 2023 Form 10-K. However, in the opinion of management, all adjustments, consisting of only normal recurring items, necessary for the fair presentation of the financial statements have been made. The results for the three and six months ended June 30, 2024, are not necessarily indicative of the results that may be expected for the entire year.

2.	Significant Accounting Policies

Accounting Standards Update (“ASU”)

ASU No. 2023-06, Disclosure Improvements - Codification Amendments in Response to the Securities and Exchange Commission’s (“SEC”) Disclosure Update and Simplification Initiative: On October 9, 2023, the Financial Accounting Standards Board (the “FASB”) issued ASU 2023-06 “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative,” which incorporates 14 of the 27 disclosures referred by the SEC in Release No. 33-10532, “Disclosure Update and Simplification,” that was issued Aug. 17, 2018. The changes modify the disclosure or presentation requirements of a variety of topics including statement of cash flows, accounting changes and error corrections, earnings per share, interim reporting, commitments, debt, equity, derivatives and hedging, and secured borrowing and collateral. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment is the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. If the SEC has not removed the related disclosure from its regulations by June 30, 2027, the amendments will be removed from the codification and not become effective for any entity. This ASU is not expected to have a material effect on the Company’s consolidated financial statements.

ASU No. 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures: On November 27, 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 820): Improvements to Reportable Segment Disclosure,” which requires public entities to disclose significant expense categories and amounts for each reportable segment, an amount for and description of the composition of “other segment items,” the title and position of the entity’s Chief Operating Decision Maker (the “CODM”) and explanation of how the CODM uses the reported measures of profit or loss to assess segment performance, and—on an interim basis—certain segment-related disclosures that previously were required only on an annual basis. This ASU clarifies that entities with a single reportable segment are subject to both new and existing segment reporting requirements and that an entity is permitted to disclose multiple measures of segment profit or loss, provided that certain criteria are met. The amendments are effective for fiscal years beginning after December

15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. Entities must adopt the changes to the segment reporting guidance on a retrospective basis. This ASU is not expected to have a material effect on the Company’s consolidated financial statements.

ASU No. 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures: On December 14, 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” to address requests for improved income tax disclosures from investors, lenders, creditors and other allocators of capital that use the financial statements to make capital allocation decisions. This ASU is intended to improve the transparency of tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction, in addition to certain other amendments intended to improve the effectiveness of income tax disclosures. For public business entities, this ASU is effective for annual periods beginning after December 15, 2024. For other entities, this ASU is effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU is not expected to have a material effect on the Company’s consolidated financial statements.

SEC Final Rules Not Yet Adopted

The Enhancement and Standardization of Climate-Related Disclosures for Investors: On March 6, 2024, the SEC approved the final rule for these disclosures, requiring registrants to provide information about climate-related risks that materially impact or are reasonably likely to materially impact a registrant’s strategy, results of operations, or financial condition. The rule applies to all SEC reporting companies and may significantly increase reporting costs and complexities, including increased data collection and development of significant internal processes and controls. The final rule includes a phased-in compliance period, effective for the Company for the fiscal year ending December 31, 2025. On March 15, 2024, the U.S. Court of Appeals granted an administrative stay of the climate-related disclosure rules recently adopted by the SEC.

3.	Fair Value

FASB ASC Topic 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FASB ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on the best information available. In that regard, FASB ASC Topic 820 established a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by a correlation or other means.

•

Level 3: Unobservable inputs for the asset or liability and that are significant to the fair value of assets and liabilities (i.e., allowing for situations in which there is little or no market activity for the asset or liability at the measurement date).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Available-for-sale securities - Securities classified as available for sale are generally reported at fair value utilizing Level 2 inputs where the Company obtains fair value measurements from an independent pricing service that uses matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows and the bonds’ terms and conditions, among other things. Securities in Level 2 include U.S. federal government agencies, MBS, asset-backed securities (“ABS”), corporate bonds and municipal securities. Securities in Level 1 include U.S. treasuries.

Equity securities - These securities are reported at fair value utilizing Level 1 inputs where the Company obtains fair value measurements from a broker.

Loans held for sale, carried at fair value - The Company has elected the fair value option for all loans held for sale originated after January 31, 2020.

The fair value of conventional loans held for sale is determined using the current 15-day forward contract price for either 15 or 30 year conventional mortgages (Level 2). The fair value of permanent construction loans held for sale is determined using the current 5-day forward contract price for 15 or 30 years conventional mortgages which is then adjusted for unobservable market data such as estimated fall out rates and estimated time from origination to completion of construction (Level 3).

Collateral dependent loans - Fair values for individually analyzed collateral dependent loans are generally based on appraisals obtained from licensed real estate appraisers and in certain circumstances consideration of offers obtained to purchase properties prior to foreclosure. Appraisals for commercial real estate generally use three methods to derive value: cost, sales or market comparison and income approach. The cost method bases value on the cost to replace the current property. Value of market comparison approach evaluates the sales price of similar properties in the same market area. The income approach considers net operating income generated by the property and an investor’s required return. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Comparable sales adjustments are based on known sales prices of similar type and similar use properties and duration of time that the property has been on the market to sell. Such adjustments made in the appraisal process are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Real estate held for sale - Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are then reviewed monthly by members of the asset review committee for valuation changes and are accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which may utilize a single valuation approach or a combination of approaches including cost, comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments may be significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both individually analyzed collateral-dependent loans and other real estate owned (“OREO”) are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the Company’s asset quality or collections department reviews the assumptions and approaches utilized in the appraisal. Appraisal values are discounted from 0% to 30% to account for other factors that may impact the value of collateral. In determining the value of individually analyzed collateral dependent loans and OREO, significant unobservable inputs may be used, which include but are not limited to physical condition of comparable properties sold, net operating income generated by the property and investor rates of return.

Mortgage servicing rights - On a quarterly basis, mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. If the carrying amount of an individual tranche exceeds fair value, impairment is recorded on that tranche so that the servicing asset is carried at fair value. Fair value is determined at a tranche level based on a model that calculates the present value of estimated future net servicing income. The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and are validated against available market data (Level 2).

Mortgage banking derivative - The fair value of mortgage banking derivatives is evaluated monthly based on derivative valuation models using quoted prices for similar assets adjusted for specific attributes of the commitments and other observable market data at the valuation date (Level 2).

Interest rate swaps - The Company periodically enters into interest rate swap agreements with its commercial customers who desire a fixed rate loan term that is longer than the Company is willing to extend. The Company then enters into a reciprocal swap agreement with a third party that offsets the interest rate risk from the interest rate swap extended to the customer. The interest rate swaps are derivative instruments which are carried at fair value on the statement of financial condition. The Company uses an independent third party to perform a market valuation analysis for both swap positions (Level 2).

Cash flow and fair value hedge derivatives - The Company periodically enters into cash flow and fair value hedge derivative instruments to hedge the risk of variability in cash flows on the Company’s floating rate loan pool, fixed rate mortgage loan pool and FHLB advances. The Company uses an independent third party to perform a market valuation analysis for these derivatives (Level 2).

The following table summarizes the financial assets measured at fair value on a recurring basis segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets and Liabilities Measured on a Recurring Basis

June 30, 2024	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Assets:
Available for sale securities:
Obligations of U.S. federal government corporations and agencies	$—	$120,293	$—	$120,293
Mortgage-backed securities	—	166,257	—	166,257
Collateralized mortgage obligations	—	289,959	—	289,959
Asset-backed securities	—	193,564	—	193,564
Corporate bonds	—	63,061	—	63,061
Obligations of state and political subdivisions	—	199,557	—	199,557
US Treasuries	48,429	—	—	48,429
Equity securities	5,559	—	—	5,559
Loans held for sale, at fair value	—	20,214	118,390	138,604
Interest rate swaps	—	2,740	—	2,740
Mortgage banking derivatives - asset		181		181
Cash flow/fair value hedge derivatives	—	4,072	—	4,072
Liabilities:
Interest rate swaps	—	2,728	—	2,728
Cash flow/fair value hedge derivatives	—	39,134	—	39,134

December 31, 2023	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Assets:
Available for sale securities:
Obligations of U.S. government corporations and agencies	$—	$101,598	$—	$101,598
Mortgage-backed securities	—	156,508	—	156,508
Collateralized mortgage obligations	—	235,767	—	235,767
Asset-backed securities	—	136,980	—	136,980
Corporate bonds	—	62,420	—	62,420
Obligations of states and political subdivisions	—	204,258	—	204,258
US Treasuries	49,177	—	—	49,177
Equity securities	5,773	—	—	5,773
Loans held for sale, at fair value	—	14,397	131,244	145,641
Interest rate swaps	—	2,867	—	2,867
Cash flow / Fair value hedge derivatives	—	299	—	299
Liabilities:
Interest rate swaps	—	2,867	—	2,867
Cash flow / Fair value hedge derivatives	—	35,392	—	35,392
Mortgage banking derivatives - liability	—	4,750	—	4,750

The following table presents a reconciliation of assets that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 30, 2024 and 2023. There were no securities that were measured at Level 3 for the three and six months ended June 30, 2024 and 2023.

	Construction loans held for sale
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Balance of recurring Level 3 assets at beginning of period	$124,429	$97,280	$131,244	$91,662
Total gains (losses) for the period
Included in change in fair value of loans held for sale	295	(990)	(33)	4,981
Originations	23,841	24,321	43,471	47,502
Sales	(30,175)	(9,149)	(56,292)	(32,683)

Balance of recurring Level 3 assets at end of period	$118,390	$111,462	$118,390	$111,462

For Level 3 assets and liabilities measured at fair value on a recurring basis, the significant unobservable inputs used in the fair value measurements were as follows:

June 30, 2024	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs
	(Dollars in Thousands)
Construction loans held for sale	$118,390	Adjusted secondary market pricing	Adjustments	0.00% - 0.288%

December 31, 2023	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs
	(Dollars in Thousands)
Construction loans held for sale	$131,244	Adjusted secondary market pricing	Adjustments	0.00% - 0.0984%

The Company has elected the fair value option for new applications accepted after January 31, 2020, and subsequently originated for residential mortgage and permanent construction loans held for sale. These loans are intended for sale and the Company believes that fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policies.

The aggregate fair value of the residential mortgage loans held for sale at June 30, 2024 and December 31, 2023 was $20.2 million and $14.4 million, respectively, and they had a contractual balance of $20.5 million and $14.7 million, respectively, for these same periods. The difference between the fair value and the contractual balance is recorded in gains and losses on the sale of loans held for sale. For the three and six months ended June 30, 2024, $295,000 and ($33,000), respectively, was recorded in gains (losses) on the sale of loans held for sale for the change in fair value. For the three and six months ended June 30, 2023, $21,000 and $389,000, respectively, was recorded in gains (losses) on the sale of loans held for sale for the change in fair value.

The aggregate fair value of the permanent construction loans held for sale at June 30, 2024 and December 31, 2023, was $118.4 million and $131.2 million, respectively, and they had a contractual balance of $121.0 million and $133.1 million, respectively, for these same periods. The difference between the fair value and the contractual balance is recorded in gains and losses on the sale of loans held for sale. For the three and six months ended June 30, 2024, ($2.0) million and ($2.3) million, respectively, was recorded in gains (losses) on the sale of loans held for sale for the change in fair value. For the three and six months ended June 30, 2023, $(990,000) and $5.0 million, respectively, was recorded in gains (losses) on the sale of loans held for sale for the change in fair value.

The following table summarizes the financial assets measured at fair value on a non-recurring basis segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets and Liabilities Measured on a Non-Recurring Basis

June 30, 2024	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Individually analyzed loans
Commercial real estate	$—	$—	$1,026	$1,026
Commercial	—	—	25,464	25,464
Mortgage servicing rights	—	2,563	—	2,563

December 31, 2023	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(In Thousands)
Individually analyzed loans
Commercial real estate	$—	$—	$3,425	$3,425
Commercial	—	—	6,164	6,164
Mortgage servicing rights	—	2,744	—	2,744

For Level 3 assets and liabilities measured at fair value on a non-recurring basis as of June 30, 2024, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
		(Dollars in Thousands)
Individually analyzed Loans- Applies to loan classes with an appraisal valuation	$26,490	Appraisals which utilize sales comparison, net income and cost approach	Discounts for collection issues and changes in market conditions	10-50%	44.97%

For Level 3 assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2023, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
		(Dollars in Thousands)
Individually analyzed Loans- Applies to loan classes with an appraisal valuation	$9,589	Appraisals which utilize sales comparison, net income and cost approach	Discounts for collection issues and changes in market conditions	10-50%	27.60%

Fair value of financial instruments

Much of the information used to arrive at “fair value” is highly subjective and judgmental in nature and therefore the results may not be precise. Subjective factors include, among other things, estimated cash flows, risk characteristics and interest rates, all of which are subject to change. With the exception of investment securities, the Company’s financial instruments are not readily marketable and market prices do not exist. Since negotiated prices for the instruments, which are not readily marketable, depend greatly on the motivation of the buyer and seller, the amounts that will actually be realized or paid per settlement or maturity of these instruments could be significantly different.

The carrying amount of cash and cash equivalents, as a result of their short-term nature, is considered to be equal to fair value and are classified as Level 1.

It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

The Company’s loans were valued on an individual basis, with consideration given to the loans’ underlying characteristics, including account types, remaining terms (in months), annual interest rates or coupons, interest types, past delinquencies, timing of principal and interest payments, current market rates, loss exposures, and remaining balances. The model utilizes a discounted cash flow (“DCF”) approach to estimate the fair value of the loans using assumptions for the coupon rates, remaining maturities, prepayment speeds, projected default probabilities, losses given defaults, and estimates of prevailing discount rates. The DCF approach models the credit losses directly in the projected cash flows. The model applies various assumptions regarding credit, interest, and prepayment risks for the loans based on loan types, payment types and fixed or variable classifications. The estimated fair value of individually analyzed loans is based on the fair value of the collateral, less estimated cost to sell, or the present value of the loan’s expected future cash flows (discounted at the loan’s effective interest rate). All individually analyzed loans are classified as Level 3 within the valuation hierarchy.

The fair value of non-interest bearing deposits are considered equal to the amount payable on demand at the reporting date (i.e. carrying value) and are classified as Level 1. The fair value of savings, checking and certain money market accounts are equal to their carrying amounts and are a Level 1 classification. Fair values of fixed rate certificates of deposit are estimated using a DCF calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

The carrying value of notes payable, as a result of their short-term nature, is considered to be equal to fair value and are classified as Level 1.

The carrying value of floating rate subordinated debentures was considered to be the carrying value as the debt is floating rate and can be prepaid at any time without penalty. The carrying value of fixed rate subordinated debt is estimated using a DCF calculation that applies interest rates currently being offered in the market to the expected maturity of the debt resulting in a Level 2 classification.

FHLB advances with maturities greater than 90 days are valued based on a DCF analysis, using interest rates currently being quoted for similar characteristics and maturities resulting in a Level 2 classification. The cost or value of any call or put options is based on the estimated cost to settle the option at June 30, 2024.

Subordinated Debt is valued utilizing the coupon rate, discount rate, weighted average life and duration. This debt is classified as Level 3.

The carrying amount of advance payments by borrowers, as a result of their short-term nature, is considered to be equal to fair value and are classified as Level 1.

The carrying value and estimated fair values of financial instruments at June 30, 2024 and December 31, 2023, were as follows:

		Fair Value Measurements at June 30, 2024 (In Thousands)
	Carrying Value	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$155,651	$155,651	$155,651	$—	$—
Federal Home Loan Bank Stock	32,189	N/A	N/A	N/A	N/A
Loans receivable, net	6,604,916	6,172,756	—	—	6,172,756
Accrued interest receivable	35,334	35,334	35,334	—	—
Financial Liabilities:
Deposits	$7,178,554	$7,166,496	$5,396,806	$1,769,690	$—
Advances from Federal Home Loan Bank	393,000	391,408	—	391,408	—
Subordinated debentures	85,292	82,598	—	—	82,598
Advance payments by borrowers	13,391	13,391	13,391	—	—

		Fair Value Measurements at December 31, 2023 (In Thousands)
	Carrying Value	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$114,756	$114,756	$114,756	$—	$—
Federal Home Loan Bank Stock	21,760	N/A	N/A	N/A	N/A
Loans receivable, net	6,662,875	6,100,394	—	—	6,100,394
Accrued interest receivable	33,446	33,446	33,446	—	—
Financial Liabilities:
Deposits	$7,143,046	$7,099,593	$5,447,423	$1,652,170	$—
Advances from Federal Home Loan Bank	280,000	279,213	—	279,213	—
Subordinated debentures	85,229	84,231	—	—	84,231

4.	Stock Compensation Plans

Premier has established equity-based compensation plans for its directors and employees. On February 27, 2018, the Board adopted, and the shareholders approved at the 2018 Annual Shareholders Meeting, the Premier Financial Corp. 2018 Equity Incentive Plan (the “2018 Equity Plan”). The 2018 Equity Plan replaced all existing plans, although the Company’s former equity plans remain in existence to the extent there were outstanding grants thereunder at the time the 2018 Equity Plan was approved. In addition, as a result of the Company’s merger (the “UCFC Merger”) with United Community Federal Corp. (“UCFC”), Premier assumed certain outstanding stock options granted under UCFC’s Amended and Restated 2007 Long-Term Incentive Plan (the “UCFC 2007 Plan”) and UCFC’s 2015 Long Term Incentive Plan, which has since been renamed as the “Premier Financial Corp. 2015 Long Term Incentive Plan” (the “2015 Plan”). Premier also assumed the shares available for future issuance under the 2015 Plan as of the effective date of the UCFC Merger, with appropriate adjustments to the number of shares available to reflect the UCFC Merger. The stock options assumed from UCFC in the UCFC Merger remain subject to the terms of the 2015 Plan, but became exercisable solely to purchase shares of Premier, with appropriate adjustments to the number of shares subject to the assumed stock options and the exercise price of such stock options. Besides certain options previously issued under the First Defiance Financial Corp. 2010 Equity Incentive Plan, all awards currently outstanding are issued under the 2018 Equity Plan or the 2015 Plan. The 2018 Equity Plan and the 2015 Plan were each amended and restated in February 2022 to align certain administrative components of the plans in addition to enhancing certain governance components. New awards will be made under either the 2018 Equity Plan or the 2015 Plan as the Company determines. The 2018 Equity Plan allows for issuance of up to 900,000 common shares through the award of options, restricted stock, stock, stock appreciation rights, or other stock-based awards. The 2015 Plan allows for the issuance of up to 1.2 million common shares, as adjusted for the UCFC Merger, through the award of options, stock, restricted stock, stock units, stock appreciation rights, or performance stock awards.

Beginning in 2023, directors were able to elect to receive stock in lieu of cash for their director fees. In the first six months of 2024, the Company did not issue any shares or recognize any expense for shares. In the first six months of 2023, the Company recognized $39,000 in expense for 1,985 shares that were issued to directors in lieu of cash fees.

The Company maintains Long-Term Equity Incentive Plans (each, an “LTIP”) for select members of management (the “Executive LTIP”) and a Key Employee and Commercial Lender Plan (the “Key Plan”). Under the Executive LTIP, participants may earn between 20% to 50% of their salary for potential payout in the form of (1) equity awards based on the achievement of certain corporate performance targets over a three-year period and (2) beginning in 2023, restricted stock awards (“RSAs”). The Company granted 82,737 performance stock units (“PSUs”) to the participants under the Executive LTIP during the first six months of 2024, which represents the maximum target award. The value of PSU awards issued in 2022, 2023 and 2024 under the Executive LTIP will be determined individually at the end of each respective 36 month performance period ending December 31. The benefits earned under these PSUs will be paid out in equity in the first quarter following the end of the performance period. The participants will receive all or a portion of the award if their employment is terminated by the Company without cause, by the participant in certain situations, or by death, disability or retirement of the participant. The RSAs issued under the Executive LTIP vest incrementally over three years, being fully vested upon the third anniversary of the grant date. The Company granted 28,702 RSAs under the Executive LTIP in the first half of 2024.

The maximum amount of compensation expense that may be earned for the PSUs at June 30, 2024 is approximately $5.7 million in the aggregate. However, the estimated expense that is expected to be earned as of June 30, 2024 is $3.8 million, of which $2.6 million was unrecognized at June 30, 2024, and will be recognized over the remaining performance periods. Expense of $252,000 and $428,000 was recorded during the three and six months ended June 30, 2024, respectively, compared to a reduction in expense of $201,000 and $539,000 for the three and six months ended June 30, 2023, respectively.

Beginning in 2022, under the Key Plan, the participants were granted RSAs based upon the achievement of certain targets in the prior year. Prior to 2022, restricted stock units (“RSUs”) were issued to participants under the same plan. The participants can earn from 5% to 10% of their salary in RSAs or RSUs that vest three years from the date of grant. The Company granted 31,139 RSAs and 25,044 RSAs in the first half of 2024 and 2023, respectively, as a payout under the Key Plan.

In the six months ended June 30, 2024, the Company also granted 7,404 in discretionary RSAs and 24,768 RSAs to directors that vest over a one to three-year time period. Compensation expense is recognized over the performance or vesting period. Total expense of $480,000 and $998,000 was recorded during the three and six months ended June 30, 2024, respectively, compared to expense of $482,000 and $928,000 for the three and six months ended June 30, 2023, respectively. Approximately $1.3 million and $1.9 million is included within other liabilities at June 30, 2024 and December 31, 2023, respectively, related to the cash portion of the Company’s Short-Term Incentive Plans.

The following table sets forth Premier’s performance and restricted stock activity during the six months ended June 30, 2024:

	PSUs		RSUs		RSAs
Unvested Shares	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Unvested at January 1, 2024	217,562	$28.75	18,625	$29.52	153,779	$25.49
Granted	82,737	19.43	—	—	92,013	19.79
Vested	(21,809)	30.35	(18,625)	29.52	(36,554)	22.35
Forfeited	(52,221)	30.34	—	—	(3,502)	24.21

Unvested at June 30, 2024	226,269	$24.82	—	$—	205,736	$23.52

As of June 30, 2024, 28,175 options to acquire Premier shares were outstanding at option prices based on the market value of the underlying shares on the date the options were granted. All options expire ten years from the date of grant. Vested options of retirees expire on the earlier of the scheduled expiration date or one year after the retirement date.

The fair value of each option award is estimated on the date of grant using the Black-Scholes model. Expected volatilities are based on historical volatilities of the Company’s common shares. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

There were no options granted during the six months ended June 30, 2024 and 2023.

Following is stock option activity under the plans during the six months ended June 30, 2024:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in 000’s)
Options outstanding, January 1, 2024	28,175	$23.18
Forfeited or cancelled	—	—
Exercised	—	—
Granted	—	—

Options outstanding, June 30, 2024	28,175	$23.18	2.76	$26,204

Exercisable at June 30, 2024	28,175	$23.18	2.76	$26,204

As of June 30, 2024, there was a de minimus amount of total unrecognized compensation costs related to unvested stock options granted under the Company’s equity plans. The cost is expected to be recognized over a weighted-average period of one month.

5.	Dividends on Common Stock

Premier declared and paid a $0.62 per common stock dividend in the first six months of 2024 and the first six months of 2023. Premier declared and paid a $0.31 per common stock dividend in the second quarter of 2024 and the second quarter of 2023.

6.	Earnings Per Common Share

Basic earnings per share are calculated using the two-class method. The two-class method is an earnings allocation formula under which earnings per share is calculated from common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Under this method, all earnings distributed and undistributed, are allocated to participating securities and common shares based on their respective rights to receive dividends. Unvested share-based payment awards that contain non-forfeitable rights to dividends are considered participating securities (i.e., unvested restricted stock), not subject to performance based measures.

The following table sets forth the computation of basic and diluted earnings per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In Thousands, except per share data)
Basic Earnings Per Share:
Net income available to common shareholders	$16,176	$48,391	$33,965	$66,540
Less: income allocated to participating securities	73	19	142	104

Net income allocated to common shareholders	16,103	48,372	33,823	66,436

Weighted average common shares outstanding including participating securities	35,832	35,722	35,802	35,686
Less: Participating securities	117	(28)	106	15

Average common shares	35,715	35,750	35,696	35,671
Basic earnings per common share	$0.45	$1.35	$0.95	$1.86

Diluted Earnings Per Share:
Net income allocated to common shareholders	$16,103	$48,372	$33,823	$66,436
Weighted average common shares outstanding for basic earnings per common share	35,715	35,750	35,696	35,671
Add: Dilutive effects of stock options and restricted stock units	78	50	93	79

Average shares and dilutive potential common shares	35,793	35,800	35,789	35,750

Diluted earnings per common share	$0.45	$1.35	$0.95	$1.86

There were no shares for the three and six months ended June 30, 2024 that were excluded from the diluted earnings per common share calculation as anti-dilutive. There were 932 and 750 shares for the three and six months ended June 30, 2023, respectively, that were excluded from the dilutive earnings per common share calculation as they were anti-dilutive.

7.	Investment Securities

The following is a summary of available-for-sale securities:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(In Thousands)
At June 30, 2024
Available-for-Sale Securities:
Obligations of U.S. government corporations and agencies	$140,008	$7	$(19,722)	$120,293
Mortgage-backed securities	197,714	23	(31,480)	166,257
Collateralized mortgage obligations	342,168	105	(52,314)	289,959
Asset-backed securities	197,464	419	(4,319)	193,564
Corporate bonds	70,931	—	(7,870)	63,061
Obligations of state and political subdivisions	245,863	1	(46,307)	199,557
US Treasuries	55,605	—	(7,176)	48,429

Total Available-for-Sale	$1,249,753	$555	$(169,188)	$1,081,120

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(In Thousands)
At December 31, 2023
Available-for-sale
Obligations of U.S. government corporations and agencies	$120,398	$—	$(18,800)	$101,598
Mortgage-backed securities	185,675	—	(29,167)	156,508
Collateralized mortgage obligations	285,194	9	(49,436)	235,767
Asset-backed securities	142,215	270	(5,505)	136,980
Corporate bonds	71,092	—	(8,672)	62,420
Obligations of state and political subdivisions	247,204	15	(42,961)	204,258
US Treasuries	55,732	—	(6,555)	49,177

Total Available-for-Sale	$1,107,510	$294	$(161,096)	$946,708

The amortized cost and fair value of the investment securities portfolio at June 30, 2024, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. For purposes of the maturity table, MBS, CMOs and ABS, which are not due at a single maturity date, have not been allocated over the maturity groupings. These securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

	Available-for-Sale
	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$3,475	$3,375
Due after one year through five years	89,627	82,883
Due after five years through ten years	217,901	187,060
Due after ten years	201,404	158,022
MBS/CMO/ABS	737,346	649,780

	$1,249,753	$1,081,120

Investment securities with a market value of $608.9 million and $638.2 million at June 30, 2024 and December 31, 2023, respectively, were pledged as collateral.

The following tables summarize Premier’s securities that were in an unrealized loss position at June 30, 2024 and December 31, 2023:

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Unrealized Loss
	(In Thousands)
At June 30, 2024
Available-for-sale securities:
Obligations of U.S. government corporations and agencies	$19,949	$(39)	$96,344	$(19,683)	$116,293	$(19,722)
Mortgage-backed securities	16,712	(92)	147,204	(31,388)	163,916	(31,480)
Collateralized mortgage obligations	23,322	(117)	217,667	(52,197)	240,989	(52,314)
Asset-backed securities	29,281	(54)	81,490	(4,265)	110,771	(4,319)
Corporate bonds	—	—	63,061	(7,870)	63,061	(7,870)
Obligations of state and political subdivisions	3,827	(136)	194,575	(46,171)	198,402	(46,307)
US Treasuries	—	—	48,429	(7,176)	48,429	(7,176)

Total available-for-sale	$93,091	$(438)	$848,770	$(168,750)	$941,861	$(169,188)

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Unrealized Loss
	(In Thousands)
At December 31, 2023
Available-for-sale securities:
Obligations of U.S. government corporations and agencies	$3,986	$(9)	$97,612	$(18,791)	$101,598	$(18,800)
Mortgage-backed securities-residential	—	—	156,508	(29,167)	156,508	(29,167)
Collateralized mortgage obligations	—	—	229,659	(49,436)	229,659	(49,436)
Asset-backed securities	—	—	113,444	(5,505)	113,444	(5,505)
Corporate bonds	—	—	62,420	(8,672)	62,420	(8,672)
Obligations of state and political subdivisions	10,595	(111)	188,896	(42,850)	199,491	(42,961)
US Treasuries	—	—	49,177	(6,555)	49,177	(6,555)

Total available-for-sale	$14,581	$(120)	$897,716	$(160,976)	$912,297	$(161,096)

The Company had no realized gains or losses from the sale of available-for-sale securities in the three and six months ended June 30, 2024. For the three and six months ended June 30, 2023, the Company had $7,000 in realized losses and $27,000 in realized gains, respectively, from the sale of investment securities. It is expected that the securities would not be settled at less than the amortized cost of the Company’s investment because the decline in fair value is attributable to changes in interest rates and relative spreads and not credit quality. Management does not intend to sell these investments and it is not expected that the Company will be required to sell the investments before recovery of its amortized cost basis.

Quarterly, the Company evaluates if any security has a fair value less than its amortized cost. Once these securities are identified, in order to determine whether a decline in fair value resulted from a credit loss or other factors, the Company performs further analysis as outlined below:

•	Review the extent to which the fair value is less than the amortized cost and observe the security’s lowest credit rating as reported by third-party credit ratings companies.

•

Any security that has a loss rate greater than 3%, credit rating below investment grade or not rated by a third-party credit ratings company would be subjected to additional analysis that may include, but is not limited to: changes in market interest rates, changes in securities credit ratings, security type, service area economic factors, financial performance of the issuer/or obligor of the underlying issue and third-party guarantee.

•

If the Company determines that a credit loss exists, the credit portion of the allowance will be measured using a DCF analysis using the effective interest rate as of the security’s purchase date. The amount of credit loss the Company records will be limited to the amount by which the amortized cost exceeds the fair value. As of June 30, 2024, management determined that no credit loss exists and that the unrealized losses are due to the increased interest rate environment.

At June 30, 2024 and December 31, 2023, the Company held preferred and common stock of various bank holding companies totaling $5.6 million and $5.8 million, respectively. During the three and six months ended June 30, 2024, a realized loss of $176,000 and $213,000 was recorded within gain (loss) on equity securities on the Consolidated Condensed Statements of Income. During the three and six months ended June 30, 2023, a realized gain of $71,000 and a realized loss of $1.4 million, respectively, was recorded within gain (loss) on equity securities on the Consolidated Condensed Statements of Income.

8.	Loans

Loan segments have been identified by evaluating the portfolio based on collateral and credit risk characteristics. Loans receivable consist of the following:

	June 30, 2024	December 31, 2023
	(In Thousands)
Real Estate:
Residential	$1,805,984	$1,810,265
Commercial	2,844,792	2,839,905
Construction	698,886	838,823

	5,349,662	5,488,993
Other Loans:
Commercial	1,038,087	1,056,803
Home equity and improvement	268,699	267,960
Consumer finance	187,936	193,830

	1,494,722	1,518,593

Loans before deferred loan origination fees and costs	6,844,384	7,007,586
Deduct:
Undisbursed construction loan funds	(175,585)	(281,466)
Net deferred loan origination fees and costs	13,339	13,267
Allowance for credit losses	(77,222)	(76,512)

Total loans	$6,604,916	$6,662,875

The following table presents the amortized cost basis of collateral-dependent loans by class of loans and collateral type as of June 30, 2024 and December 31, 2023 (in thousands):

	June 30, 2024
	Real Estate	Equipment and Machinery	Inventory and Receivables	Vehicles	Total
Real Estate:
Residential	$—	$—	$—	$—	$—
Commercial	3,258	—	—	—	3,258
Construction	—	—	—	—	—
Other Loans:
Commercial	885	30,283	10,314	65	41,547
Home equity and improvement	—	—	—	—	—
Consumer finance	—	—	—	—	—

Total	$4,143	$30,283	$10,314	$65	$44,805

	December 31, 2023
	Real Estate	Equipment and Machinery	Inventory and Receivables	Vehicles	Total
Real Estate:
Residential	$—	$—	$—	$—	$—
Commercial	6,407	—	—	—	6,407
Construction	—	—	—	—	—
Other Loans:
Commercial	1,297	8,781	2,309	705	13,092
Home equity and improvement	—	—	—	—	—
Consumer finance	—	—	—	—	—

Total	$7,704	$8,781	$2,309	$705	$19,499

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually analyzed loans. All loans 90 days and greater past due are placed on non-accrual status. The following table presents the current balance of the non-performing loans as of the dates indicated:

As of June 30, 2024	Non-accrual with no allocated allowance for credit losses	Non-accrual with allocated allowance for credit losses	Loans past due over 90 days still accruing
Residential real estate	$707	$13,033	$—
Commercial real estate	1,449	2,537	—
Construction	—	—	—
Commercial	2,903	35,681	—
Home equity and improvement	—	1,447	—
Consumer finance	—	3,755	—
Purchase credit deteriorated (“PCD”)	902	1,744

Total	$5,961	$58,197	$—

As of December 31, 2023	Non-accrual with no allocated allowance for credit losses	Non-accrual with allocated allowance for credit losses	Loans past due over 90 days still accruing
Residential real estate	$572	$12,456	$—
Commercial real estate	196	5,775	—
Construction	—	—	—
Commercial	150	8,499	—
Home equity and improvement	—	1,417	—
Consumer finance	—	3,433	—
PCD	—	2,993

Total	$918	$34,573	$—

The following table presents the aging of the amortized cost in past due and non-accrual loans as of June 30, 2024, by class of loans (in thousands):

Class	Current	30 - 59 days	60 - 89 days	90 + days	Total Past Due	Total Non- Accrual
Real Estate:
Residential	$1,782,986	$186	$8,442	$11,177	$19,805	$13,740
Commercial	2,837,185	1,222	8,395	1,188	10,805	3,986
Construction	523,301	—	—	—	—	—
Other Loans:
Commercial	1,030,020	557	748	3,143	4,448	38,584
Home equity and improvement	264,069	1,686	612	933	3,231	1,447
Consumer finance	182,554	3,241	1,137	3,189	7,567	3,755
PCD	12,947	307	660	2,253	3,220	2,646

Total Loans	$6,633,062	$7,199	$19,994	$21,883	$49,076	$64,158

The following table presents the aging of the recorded investment in past due and non-accrual loans as of December 31, 2023, by class of loans (in thousands):

Class	Current	30 -59 days	60 -89 days	90 + days	Total Past Due	Total Non- Accrual
Real Estate:
Residential	$1,786,537	$152	$8,302	$11,216	$19,670	$13,028
Commercial	2,841,209	163	312	1,275	1,750	5,971
Construction	557,249	—	108	—	108	—
Other Loans:
Commercial	1,051,034	191	2,446	1,132	3,769	8,649
Home equity and improvement	262,404	2,084	635	958	3,677	1,417
Consumer finance	187,624	3,699	1,681	3,003	8,383	3,433
PCD	11,922	211	1,271	2,569	4,051	2,993

Total Loans	$6,697,979	$6,500	$14,755	$20,153	$41,408	$35,491

Loan Modifications

As of January 1, 2023, the Company adopted the modified retrospective method under ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” which eliminated troubled debt restructuring accounting for entities that have adopted ASU 2016-13, the current expected credit losses model.

Occasionally, the Company modifies loans by providing principal forgiveness on certain of its real estate loans. When principal forgiveness is provided, the amortized cost basis of the loan is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of amortized cost basis and a corresponding adjustments to the allowance for credit losses. In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness or reduction of rate, may be granted.

Of the loans modified as of June 30, 2024, $17.3 million were on non-accrual status and partial charge-offs have in some cases been taken against the outstanding balance. The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each loan upon loan origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of loans to borrowers experiencing financial difficulty. The Company uses probability of default/loss given default, discounted cash flows or remaining life method to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification.

The following table shows the amortized cost basis at the end of the reporting period of the loans modified to borrowers experiencing financial difficulty, disaggregated by loan category and type of modification granted during the three and six months ended June 30, 2024. The percentage of the amortized cost basis of loans that were modified to borrowers experiencing financial difficulty as compared to the amortized cost basis of each class of loan category is also presented below:

	Loans Modifications Made to Borrowers Experiencing Financial Difficulty Three Months Ended June 30, 2024		Loans Modifications Made to Borrowers Experiencing Financial Difficulty Six Months Ended June 30, 2024
	(Dollars in Thousands)		(Dollars in Thousands)
	Term Extension		Term Extension
Loan Type	Amortized Cost Basis	Percent of total loans by category	Amortized Cost Basis	Percent of total loans by category
Real Estate:
Residential	$43	0.00%	$43	0.00%
Commercial	—	—	347	0.01%
Construction	—	—	—	—
Other Loans:
Commercial	10,532	1.01%	18,022	1.74%
Home equity and improvement	—	—	—	—
Consumer finance	—	—	—	—

Total	$10,575		$18,412

The following table describes the financial effect of the modifications made to borrowers experiencing financial difficulty:

Term Extension
Loan Type	Financial Effect
Real Estate:
Residential	-Term extended 6 months
Commercial	-Term extended 6 months
Other Loans:
Commercial	-Demand Line termed out to 10 year term -Demand Line termed out to 5 year term -Term extended 5 months
-Demand Line termed out to 192 months -Term extended 189 months
-Term extended 6 months
-Term extended 11 months

Rate Reduction
Loan Type	Financial Effect
Real Estate:
Other Loans:
Commercial	-Interest rate reduction 10.5% to 8.5% -Interest rate reduction 11% (tied to prime) to 8.25% fixed

Upon the Company’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

There were no modification loans that had a payment default during the quarter ended June 30, 2024 and were modified in the twelve months prior to that default to borrowers experiencing financial difficulty.

The Company closely monitors the performance of the loans that were modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. Seven of the modified loans are current and six modified loans pertaining to three commercial loan relationships are on nonaccrual status as of June 30, 2024.

Credit Quality Indicators

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Loans are analyzed individually by classifying the loans by credit risk. This analysis includes all non-homogeneous loans, such as commercial and commercial real estate loans and certain homogeneous mortgages, home equity and consumer loans. This analysis is performed on a quarterly basis. Premier uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. As of June 30, 2024, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows (in thousands):

Class	Unclassified	Special Mention	Substandard	Doubtful	Total classified	Total
Real Estate:
Residential	$1,787,772	$470	$14,549	$—	$14,549	$1,802,791
Commercial	2,752,901	48,238	46,851	—	46,851	2,847,990
Construction	515,801	7,500	—	—	—	523,301
Other Loans:
Commercial	951,993	37,107	45,368	—	45,368	1,034,468
Home equity and improvement	265,847	—	1,453	—	1,453	267,300
Consumer finance	186,547	—	3,574	—	3,574	190,121
PCD	13,479	164	2,524	—	2,524	16,167

Total Loans (1)	$6,474,340	$93,479	$114,319	$—	$114,319	$6,682,138

(1)	Total loans are net of undisbursed funds and deferred fees and costs.

As of December 31, 2023, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows (in thousands):

Class	Unclassified	Special Mention	Substandard	Doubtful	Total classified	Total
Real Estate:
Residential	$1,791,663	$594	$13,950	$—	$13,950	$1,806,207
Commercial	2,765,898	50,784	26,277	—	26,277	2,842,959
Construction	549,867	7,490	—	—	—	557,357
Other Loans:
Commercial	975,233	57,634	21,936	—	21,936	1,054,803
Home equity and improvement	264,663	—	1,418	—	1,418	266,081
Consumer finance	192,774	—	3,233	—	3,233	196,007
PCD	12,899	197	2,877	—	2,877	15,973

Total Loans (1)	$6,552,997	$116,699	$69,691	$—	$69,691	$6,739,387

(1)	Total loans are net undisbursed loan funds and deferred fees and costs

The following tables present the amortized cost basis of loans by credit quality indicator and class of loans as of June 30, 2024 and December 31, 2023 (in thousands).

	Term of loans by origination
	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
As of June 30, 2024
Real Estate
Residential:
Current-period gross charge-offs	$—	$3	$14	$20	$6	$20	$—	$63
Risk Rating
Unclassified	$48,866	$64,916	$621,718	$405,373	$287,535	$357,820	$1,544	$1,787,772
Special Mention	—	—	—	—	164	306	—	470
Substandard	—	1,351	2,484	1,840	2,724	6,150	—	14,549
Doubtful	—	—	—	—	—	—	—	—

Total	$48,866	$66,267	$624,202	$407,213	$290,423	$364,276	$1,544	$1,802,791

Commercial:
Current-period gross charge-offs	$—	$—	$—	$13	$—	$1,229	$—	$1,242
Risk Rating
Unclassified	$68,194	$184,420	$648,275	$497,646	$447,033	$884,473	$22,860	$2,752,901
Special Mention	—	466	16,878	10,659	7,004	12,555	676	48,238
Substandard	—	—	732	21,127	221	24,718	53	46,851
Doubtful	—	—	—	—	—	—	—	—

Total	$68,194	$184,886	$665,885	$529,432	$454,258	$921,746	$23,589	$2,847,990

Construction:
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Risk Rating
Unclassified	$23,628	$45,564	$298,750	$113,477	$32,836	$1,546	$—	$515,801
Special Mention	—	—	7,500	—	—	—	—	7,500
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total	$23,628	$45,564	$306,250	$113,477	$32,836	$1,546	$—	$523,301

Other Loans
Commercial:
Current-period gross charge-offs	$—	$175	$—	$11	$—	$—	$935	$1,121
Risk Rating
Unclassified	$55,655	$94,805	$221,236	$132,022	$40,847	$44,814	$362,614	$951,993
Special Mention	112	1,851	3,710	12,124	688	3,732	14,890	37,107
Substandard	—	7,288	1,760	11,845	9,617	3,867	10,991	45,368
Doubtful	—	—	—	—	—	—	—	—

Total	$55,767	$103,944	$226,706	$155,991	$51,152	$52,413	$388,495	$1,034,468

Home equity and Improvement:
Current-period gross charge-offs	$—	$—	$49	$1	$—	$—	$80	$130
Risk Rating
Unclassified	$8,273	$17,466	$22,693	$16,879	$4,115	$26,511	$169,910	$265,847
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	40	34	—	—	341	1,038	1,453
Doubtful	—	—	—	—	—	—	—	—

Total	$8,273	$17,506	$22,727	$16,879	$4,115	$26,852	$170,948	$267,300

Consumer Finance:
Current-period gross charge-offs	$—	$154	$606	$181	$89	$100	$1	$1,131
Risk Rating
Unclassified	$29,534	$36,414	$82,031	$17,998	$8,642	$5,881	$6,047	$186,547
Special Mention	—	—	—	—	—	—	—	—
Substandard	29	453	1,915	547	330	249	51	3,574
Doubtful	—	—	—	—	—	—	—	—

Total	$29,563	$36,867	$83,946	$18,545	$8,972	$6,130	$6,098	$190,121

PCD:
Current-period gross charge-offs	$—	$—	$—	$—	$—	$105	$—	$105
Risk Rating
Unclassified	$—	$—	$—	$—	$—	$10,942	$2,537	$13,479
Special Mention	—	—	—	—	—	164	—	164
Substandard	—	—	—	—	—	2,514	10	2,524
Doubtful	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$13,620	$2,547	$16,167

	Term of loans by origination
	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
As of December 31, 2023
Real Estate
Residential:
Current-period gross charge-offs	$—	$3	$218	$—	$6	$93	$—	$320
Risk Rating
Unclassified	$46,218	$625,993	$430,801	$305,077	$86,103	$296,317	$1,154	$1,791,663
Special Mention	—	—	—	170	33	391	—	594
Substandard	431	2,757	2,267	2,061	1,031	5,403	—	13,950
Doubtful	—	—	—	—	—	—	—	—

Total	$46,649	$628,750	$433,068	$307,308	$87,167	$302,111	$1,154	$1,806,207

Commercial:
Current-period gross charge-offs	$—	$—	$—	$274	$399	$1,632	$14	$2,319
Risk Rating
Unclassified	$187,446	$619,860	$516,527	$470,751	$305,114	$647,079	$19,121	$2,765,898
Special Mention	—	10,361	28,743	3,324	83	8,124	149	50,784
Substandard	—	732	3,489	232	1,751	20,043	30	26,277
Doubtful	—	—	—	—	—	—	—	—

Total	$187,446	$630,953	$548,759	$474,307	$306,948	$675,246	$19,300	$2,842,959

Construction:
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Risk Rating
Unclassified	$51,807	$322,097	$125,035	$44,114	$6,814	$—	$—	$549,867
Special Mention	—	7,490	—	—	—	—	—	7,490
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—

Total	$51,807	$329,587	$125,035	$44,114	$6,814	$—	$—	$557,357

Other Loans
Commercial:
Current-period gross charge-offs	$—	$57	$—	$1	$498	$65	$1,713	$2,334
Risk Rating
Unclassified	$121,527	$248,455	$148,220	$50,554	$28,427	$26,799	$351,251	$975,233
Special Mention	9,551	2,475	14,625	10,670	1,607	3,805	14,901	57,634
Substandard	—	929	11,205	767	991	1,170	6,874	21,936
Doubtful	—	—	—	—	—	—	—	—

Total	$131,078	$251,859	$174,050	$61,991	$31,025	$31,774	$373,026	$1,054,803

Home equity and Improvement:
Current-period gross charge-offs	$21	$—	$—	$—	$7	$9	$123	$160
Risk Rating
Unclassified	$19,554	$24,870	$18,061	$4,405	$2,935	$26,904	$167,934	$264,663
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	119	14	—	—	255	1,030	1,418
Doubtful	—	—	—	—	—	—	—	—

Total	$19,554	$24,989	$18,075	$4,405	$2,935	$27,159	$168,964	$266,081

Consumer Finance:
Current-period gross charge-offs	$19	$437	$260	$185	$95	$431	$51	$1,478
Risk Rating
Unclassified	$44,735	$98,287	$22,588	$11,067	$7,337	$1,706	$7,054	$192,774
Special Mention	—	—	—	—	—	—	—	—
Substandard	282	1,476	593	505	281	93	3	3,233
Doubtful	—	—	—	—	—	—	—	—

Total	$45,017	$99,763	$23,181	$11,572	$7,618	$1,799	$7,057	$196,007

PCD:
Current-period gross charge-offs	$—	$—	$—	$—	$—	$122	$31	$153
Risk Rating
Unclassified	$—	$—	$—	$—	$114	$12,264	$521	$12,899
Special Mention	—	—	—	—	—	197	—	197
Substandard	—	—	—	—	—	2,562	315	2,877
Doubtful	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$114	$15,023	$836	$15,973

Allowance for Credit Losses

The Company has adopted ASU 2016-13 (Topic 326 - Credit Losses) to calculate the allowance for credit loss (“ACL”), which requires a projection of credit loss over the contract lifetime of the credit adjusted for prepayment tendencies. This valuation account is deducted from the loans amortized cost basis to present the net amount expected to be collected on the loan. The ACL is adjusted through the provision for credit losses and reduced by net charge offs of loans.

The credit loss estimation process involves procedures that consider the unique characteristics of the Company’s portfolio segments. These segments are further disaggregated into the loan pools for monitoring. When computing allowance levels, a model of risk characteristics, such as loss history and delinquency status, along with current conditions and a supportable forecast is used to determine credit loss assumptions.

The Company is generally utilizing two methodologies to analyze loan pools, DCF and probability of default/loss given default (“PD/LGD”).

A default can be triggered by one of several different asset quality factors including past due status, non-accrual status, modification status or if the loan has had a charge-off. The PD/LGD utilizes charge off data from the Federal Financial Institutions Examination Council to construct a default rate. This default rate is further segmented based on the risk of the credit assigning a higher default rate to riskier credits.

The DCF methodology was selected as the most appropriate for loan segments with longer average lives and regular payment structures. The DCF model has two key components, the loss driver analysis combined with a cash flow analysis. The contractual cash flow is adjusted for PD/LGD and prepayment speed to establish a reserve level. The prepayment studies are updated quarterly by a third-party for each applicable pool. The Company estimates losses over an approximate one-year forecast period using Moody’s baseline economic forecasts, and then reverts to longer term historical loss experience over a three-year period.

The remaining life method was selected for the consumer direct loan segment since the pool contains loans with many different structures and payment streams and collateral. The weighted average remaining life uses an average annual charge-off rate applied to the contractual term, further adjusted for estimated prepayments to determine the unadjusted historical charge-off rate for the remaining balance of assets.

Portfolio Segments	Loan Pool	Methodology	Loss Drivers
Residential real estate	1-4 Family nonowner occupied	DCF	National unemployment
	1-4 Family owner occupied	DCF	National unemployment
Commercial real estate	Commercial real estate nonowner occupied	DCF	National unemployment
	Commercial real estate owner occupied	DCF	National unemployment
	Multi Family	DCF	National unemployment
	Agriculture Land	DCF	National unemployment
	Other commercial real estate	DCF	National unemployment
Construction secured by real estate	Construction Other	PD/LGD	Call report loss history
	Construction Residential	PD/LGD	Call report loss history
Commercial	Commercial working capital	PD/LGD	Call report loss history
	Agriculture production	PD/LGD	Call report loss history
	Other commercial	PD/LGD	Call report loss history
Home equity and improvement	Home equity and improvement	PD/LGD	Call report loss history
Consumer finance	Consumer direct	Remaining life	Call report loss history
	Consumer indirect	DCF	National unemployment

According to the accounting standard, an entity may make an accounting policy election not to measure an ACL for accrued interest receivable if the entity writes off the applicable accrued interest receivable balance in a timely manner. The Company has made the accounting policy election not to measure an ACL for accrued interest receivables for all loan segments. Current policy dictates that a loan will be placed on nonaccrual status, with the current accrued interest receivable balance being written off, upon the loan being 90 days delinquent or when the loan is deemed to be collateral dependent and the collateral analysis shows less than 1.2 times discounted collateral coverage based on a current assessment of the value of the collateral.

In addition, ASC Topic 326 requires the Company to establish a liability for anticipated credit losses for unfunded commitments. To accomplish this, the Company must first establish a loss expectation for extended (funded) commitments. This loss expectation, expressed as a ratio to the amortized cost basis, is then applied to the portion of unfunded commitments not considered unilaterally cancelable and is considered by the Company’s management as likely to fund over the life of the instrument. At June 30, 2024, the Company had $1.2 billion in unfunded commitments and set aside $3.3 million in anticipated credit losses. This reserve is recorded in other liabilities as opposed to the ACL.

The determination of ACL is complex and the Company makes decisions on the effects of matters that are inherently uncertain. Evaluations of the loan portfolio and individual credits require certain estimates, assumptions and judgments as to the facts and circumstances related to particular situations or credits. There may be significant changes in the ACL in future periods determined by prevailing factors at that point in time along with future forecasts.

The following table discloses ACL activity for the three and six months ended June 30, 2024 and 2023 by portfolio segment (in thousands):

Three Months Ended June 30, 2024	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity and Improvement	Consumer Finance	Total
Beginning Allowance	$20,210	$33,140	$2,344	$15,877	$2,864	$2,244	$76,679
Charge-Offs	(3)	(1,229)	—	(1,086)	(49)	(722)	(3,089)
Recoveries	12	33	—	28	23	363	459
Provisions	22	(2,973)	(322)	5,856	6	584	3,173

Ending Allowance	$20,241	$28,971	$2,022	$20,675	$2,844	$2,469	$77,222

Six Months Ended June 30, 2024	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity and Improvement	Consumer Finance	Total
Beginning Allowance	$17,215	$36,053	$3,159	$15,489	$2,703	$1,893	$76,512
Charge-Offs	(64)	(1,242)	—	(1,168)	(130)	(1,188)	(3,792)
Recoveries	21	40	—	244	37	427	769
Provisions	3,069	(5,880)	(1,137)	6,110	234	1,337	3,733

Ending Allowance	$20,241	$28,971	$2,022	$20,675	$2,844	$2,469	$77,222

Three Months Ended June 30, 2023	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity and Improvement	Consumer Finance	Total
Beginning Allowance	$18,229	$33,831	$3,882	$12,525	$3,654	$2,152	$74,273
Charge-Offs	(304)	(20)	—	(8)	(121)	(291)	(744)
Recoveries	23	59	—	807	36	57	982
Provisions	970	881	(51)	(223)	(170)	3	1,410

Ending Allowance	$18,918	$34,751	$3,831	$13,101	$3,399	$1,921	$75,921

Six Months Ended June 30, 2023	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity and Improvement	Consumer Finance	Total
Beginning Allowance	$16,711	$34,218	$4,025	$11,769	$4,044	$2,049	$72,816
Charge-Offs	(309)	(1,689)	—	(519)	(200)	(740)	(3,457)
Recoveries	45	71	—	903	57	132	1,208
Provisions	2,471	2,151	(194)	948	(502)	480	5,354

Ending Allowance	$18,918	$34,751	$3,831	$13,101	$3,399	$1,921	$75,921

Purchased Credit Deteriorated Loans

Under ASU Topic 326, when loans are purchased with evidence of more than insignificant deterioration of credit, they are accounted for as PCD. PCD loans acquired in a transaction are marked to fair value and a mark on yield is recorded. In addition, an adjustment is made to the ACL for the expected loss on the acquisition date. These loans are assessed on a regular basis and subsequent adjustments to the ACL are recorded on the income statement. The outstanding balance and related allowance on these loans as of June 30, 2024 and December 31, 2023 is as follows (in thousands):

	As of June 30, 2024		As of December 31, 2023
	Loan Balance	ACL Balance	Loan Balance	ACL Balance
	(In Thousands)		(In Thousands)
Real Estate:
Residential	$9,185	$133	$9,882	$126
Commercial	1,868	32	2,040	50
Construction	—	—	—	—

	11,053	165	11,922	176
Other Loans:
Commercial	3,596	125	1,968	351
Home equity and improvement	1,399	26	1,879	54
Consumer finance	119	2	204	5

	5,114	153	4,051	410

Total	$16,167	$318	$15,973	$586

Foreclosure Proceedings

Consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure totaled $7.7 million as of June 30, 2024, and $7.9 million as of December 31, 2023.

9.	Mortgage Banking

Net revenues from the sales and servicing of mortgage loans consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In Thousands)
Mortgage banking gain (loss), net	$1,378	$2,242	$2,661	$1,405
Mortgage loans servicing revenue (expense):
Mortgage loans servicing revenue	1,835	1,845	3,676	3,733
Amortization of mortgage servicing rights	(1,313)	(1,277)	(2,551)	(2,496)
Mortgage servicing rights valuation adjustments	147	130	610	24

	669	698	1,735	1,261

Net revenue (expense) from sale and servicing of mortgage loans	$2,047	$2,940	$4,396	$2,666

The unpaid principal balance of residential mortgage loans serviced for third parties was $2.87 billion at June 30, 2024 and $2.89 billion at December 31, 2023.

Activity for capitalized mortgage servicing rights and the related valuation allowance follows for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In Thousands)
Mortgage servicing assets:
Balance at beginning of period	$18,921	$21,447	$19,452	$21,858
Loans sold, servicing retained	678	653	1,385	1,461
Amortization	(1,313)	(1,277)	(2,551)	(2,496)

Carrying value before valuation allowance at end of period	18,286	20,823	18,286	20,823
Valuation allowance:
Balance at beginning of period	(293)	(793)	(756)	(687)
Impairment recovery (charges)	147	130	610	24

Balance at end of period	(146)	(663)	(146)	(663)

Net carrying value of MSRs at end of period	$18,140	$20,160	$18,140	$20,160

Fair value of MSRs at end of period	$27,635	$25,044	$27,635	$25,044

Amortization of mortgage servicing rights is computed based on payments and payoffs of the related mortgage loans serviced. Estimates of future amortization expense are not easily estimable.

The Company had no accrual for secondary market buy-back activity at June 30, 2024 or December 31, 2023 based on management’s estimate of potential losses from this activity. There was no expense or credit recognized in the three and six months ended June 30, 2024 and 2023.

10.	Leases

The Company’s lease agreements have maturity dates ranging from July 2024 to September 2044, some of which include options for multiple five and ten year extensions. The weighted average remaining life of the lease term for operating leases was 12.67 years as of June 30, 2024 and 13.27 years as of December 31, 2023. The weighted average remaining life of the lease term for finance leases was 6.84 years as of June 30, 2024 and December 31, 2023. The weighted average discount rate for operating leases was 2.70% as of June 30, 2024 and 2.58% as of December 31, 2023. The weighted average discount rate for finance leases was 4.79% as of June 30, 2024 and 4.81% as of December 31, 2023.

The total operating lease costs were $653,000 and $1.3 million for the three and six months ended June 30, 2024, respectively, and $577,000 and $1.3 million for the three and six months ended June 30, 2023, respectively. The right-of-use asset, included in other assets, were $18.1 million and $13.5 million at June 30, 2024 and December 31, 2023, respectively. The lease liabilities, included in other liabilities, were $18.5 million and $13.9 million as of June 30, 2024 and December 31, 2023, respectively.

Undiscounted cash flows included in lease liabilities have expected contractual payments as follows:

(In Thousands)	June 30, 2024
Remainder of 2024	$1,896
2025	1,584
2026	1,335
2027	1,253
2028	1,110
Thereafter	9,622

Total undiscounted minimum lease payments	16,800
Present value adjustment	1,735

Total lease liabilities	$18,535

11.	Deposits

A summary of deposit balances is as follows:

	June 30, 2024	December 31, 2023
	(In Thousands)
Non-interest-bearing checking accounts	$1,438,764	$1,591,979
Interest-bearing checking and money market accounts	3,324,883	3,177,369
Savings deposits	633,159	678,076
Retail certificates of deposit less than $250,000	836,420	827,479
Retail certificates of deposit greater than $250,000	562,650	526,199
Brokered deposits	382,678	341,944

	$7,178,554	$7,143,046

12.	Borrowings

The Company’s FHLB advances and junior subordinated debentures owed to unconsolidated subsidiary trusts and subordinated debentures are comprised of the following:

	June 30, 2024	December 31, 2023
	(In Thousands)
FHLB Advances:
Single maturity fixed rate advances	$125,000	$125,000
Overnight advances	268,000	155,000

Total	$393,000	$280,000

First Defiance Statutory Trust I due December 2035	$20,619	$20,619
First Defiance Statutory Trust II due June 2037	15,464	15,464

Junior subordinated debentures owed to unconsolidated subsidiary trusts	$36,083	$36,083

Subordinated debentures	$49,209	$49,146

At June 30, 2024, the Company had $393.0 million of outstanding FHLB advances with maturity dates in 2024. There was $280.0 million in outstanding FHLB advances at December 31, 2023 with maturity dates in 2024. The Company’s borrowing capacity at the FHLB was $2 billion as of June 30, 2024 and December 31, 2023, respectively. The Company has an available credit line at the Federal Reserve Bank Discount Window of $708.6 million and $531.5 million as of June 30, 2024 and December 31, 2023, respectively, which has not been drawn upon. The Company also has a $50.0 million credit line at US Bank as of June 30, 2024 and December 31, 2023, respectively, which also was not drawn upon.

In September 2020, the Company completed the issuance of $50.0 million aggregate principal amount, fixed-to-floating rate subordinated notes due September 30, 2030 in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended. The notes carry a fixed rate of 4.0% for five years at which time they will convert to a floating rate based on the secured overnight borrowing rate, plus a spread of 388.5 basis points. The Company may, at its option, beginning September 30, 2025, redeem the notes, in whole or in part, from time to time, subject to certain conditions. The net proceeds from the sale were approximately $48.7 million, after deducting the estimated offering expenses. The Company has used, and intends to continue using, the net proceeds for general corporate purposes, which may include, without limitation, providing capital to support its growth organically or through strategic acquisitions, repaying indebtedness, in financing investments, capital expenditures, repurchasing its common shares and for investments in the Bank as regulatory capital. The subordinated debentures are included in “Total Capital”, as such term is defined under current regulatory guidelines and interpretations.

In March 2007, the Company sponsored an affiliated trust, First Defiance Statutory Trust II (“Trust Affiliate II”) that issued $15.0 million of Guaranteed Capital Trust Securities (“Trust Preferred Securities”). In connection with this transaction, the Company issued $15.5 million of Junior Subordinated Deferrable Interest Debentures (“Subordinated Debentures”) to Trust Affiliate II. The Company formed Trust Affiliate II for the purpose of issuing Trust Preferred Securities to third-party investors and investing the proceeds from the sale of these capital securities solely in Subordinated Debentures of the Company. The Subordinated Debentures held by Trust Affiliate II are the sole assets of that trust. The Company is not considered the primary beneficiary of Trust Affiliate II (variable interest entity), therefore, the trust is not consolidated in the Company’s financial statements, but rather the Subordinated Debentures are shown as a liability. Distributions on the Trust Preferred Securities issued by Trust Affiliate II are payable quarterly at a variable rate equal to the three-month SOFR rate plus 1.5%. The coupon rate payable on the Trust Preferred Securities issued by Trust Affiliate II was 7.10% as of June 30, 2024, and 7.15% as of December 31, 2023.

The Trust Preferred Securities issued by Trust Affiliate II are subject to mandatory redemption, in whole or part, upon repayment of the Subordinated Debentures. The Company has entered into an agreement that fully and unconditionally guarantees the Trust Preferred Securities subject to the terms of the guarantee. The Trust Preferred Securities and Subordinated Debentures mature on September 15, 2037, but can be redeemed at the Company’s option at any time.

The Company also sponsored an affiliated trust, First Defiance Statutory Trust I (“Trust Affiliate I”) that issued $20.0 million of Trust Preferred Securities in 2005. In connection with this transaction, the Company issued $20.6 million of Subordinated Debentures to Trust Affiliate I. Trust Affiliate I was formed for the purpose of issuing Trust Preferred Securities to third-party investors and investing the proceeds from the sale of these capital securities solely in Subordinated Debentures of the Company. The Junior Debentures held by Trust Affiliate I are the sole assets of the trust. The Company is not considered the primary beneficiary of Trust Affiliate I (variable interest entity), therefore the trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. Distributions on the Trust Preferred Securities issued by Trust Affiliate I are payable quarterly at a variable rate equal to the three-month SOFR rate plus 1.38%. The coupon rate payable on the Trust Preferred Securities issued by Trust Affiliate I was 6.98% and 7.03% on June 30, 2024 and December 31, 2023, respectively.

The Trust Preferred Securities issued by Trust Affiliate I are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures. The Company has entered into an agreement that fully and unconditionally guarantees the Trust Preferred Securities subject to the terms of the guarantee. The Trust Preferred Securities and Subordinated Debentures mature on December 15, 2035, but can be redeemed at the Company’s option at any time now.

The Subordinated Debentures related to the Trust Preferred Securities may be included in Tier 1 capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

Interest on both issues of Trust Preferred Securities may be deferred for a period of up to five years at the option of the issuer.

13.	Commitments, Guarantees and Contingent Liabilities

Loan commitments are made to accommodate the financial needs of Premier’s customers in the form of unfunded loans or unused lines of credit and result in market risk. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to facilitate customers’ trade transactions.

Both arrangements have credit risk, essentially the same as that involved in extending loans to customers, and are subject to the Company’s normal credit policies. Collateral (e.g., securities, receivables, inventory and equipment) is obtained based on a credit assessment of the customer.

The Company’s maximum obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding as of the periods stated below were as follows (in thousands):

	June 30, 2024	December 31, 2023
Commitments to make loans	$526,242	$407,532
Unused lines of credit	1,027,461	1,024,838
Standby letters of credit	20,926	17,500

Total	$1,574,629	$1,449,870

Commitments to make loans are generally made for periods of 60 days or less.

14.	Income Taxes

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in the states of Indiana and West Virginia. The Company is no longer subject to examination by income taxing authorities for years before 2020. The Company also currently operates in the states of Ohio, Michigan and Pennsylvania which tax financial institutions based on their equity rather than their income.

The components of income tax expense are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(In Thousands)		(In Thousands)
Current:
Federal	$4,229	$16,035	$7,201	$19,387
State and local	204	137	408	273
Deferred	(416)	(2,260)	922	(1,645)

	$4,017	$13,912	$8,531	$18,015

The effective tax rates differ from federal statutory rate applied to income due to the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(In Thousands)		(In Thousands)
Tax expense at statutory rate (21%)	$4,240	$13,084	$8,924	$17,757
Increases (decreases) in taxes from:
State income tax - net of federal tax benefit	161	109	322	216
Tax exempt interest income, net of TEFRA	(38)	(123)	(79)	(263)
Bank owned life insurance	(254)	(213)	(610)	(511)
Captive insurance	—	(154)	—	(246)
Other	(92)	1,209	(26)	1,062

Total	$4,017	$13,912	$8,531	$18,015

15.	Derivative Financial Instruments

At June 30, 2024, the Company had approximately $34.2 million of interest rate lock commitments and $250.0 million of forward sales of mortgage backed securities. These commitments are considered derivatives. The Company had $12.1 million of interest rate lock commitments and $385.0 million of forward commitments at December 31, 2023.

The fair value of these mortgage banking derivatives is reflected by a derivative asset recorded in other assets in the Consolidated Statements of Financial Condition. The table below provides data about the carrying values of these derivative instrument assets:

	June 30, 2024	December 31, 2023
	(In Thousands)
Derivatives not designated as hedging instruments
Mortgage Banking Derivatives	$181	$(4,750)

The table below provides data about the amount of gains and losses recognized in income on derivative instruments not designated as hedging instruments. The difference in derivative carrying value at June 30, 2024 and 2023 represents a fair value adjustment that runs through mortgage banking income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In Thousands)
Derivatives not designated as hedging instruments
Mortgage Banking Derivatives - (Loss) Gain	$(75)	$4,774	$4,931	$2,077

Interest Rate Swaps

The Company maintains an interest rate protection program for commercial loan customers. Under this program, the Company provides a customer with a fixed rate loan while creating a variable rate asset for the Company by the customer entering into an interest rate swap with terms that match the loan. The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution. The Company had interest rate swaps associated with commercial loans with a notional value of $89.6 million and fair value of $2.7 million in other assets and $2.7 million in other liabilities at June 30, 2024. As of December 31, 2023, the Company had interest rate swaps associated with commercial loans with a notional value of $83.7 million and fair value of $2.9 million in other assets and $2.9 million in other liabilities. There wasn’t any noninterest income for the three months ended June 30, 2024. For the six months ended June 30, 2024, $33,000, flowed through noninterest income. For the three and six months ended June 30, 2023, $82,000 and $273,000, respectively, flowed through noninterest income.

Interest Rate Swaps Designated as Cash Flow Hedge and Fair Value Hedge

In May 2021, the Company entered into derivative instruments designated as a cash flow hedge. In June 2023, the Company entered into derivative instruments designated as a fair value hedge and another designated as a cash flow hedge. For a derivative instrument that is designated and qualifies as a cash flow hedge, the change in fair value of the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For a derivative instrument that is designated and qualified as a fair value hedge, the change in fair value is recorded to the hedged item and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

An interest rate swap with notional amount totaling $250.0 million as of June 30, 2024 was designated as a cash flow hedge to hedge the risk of variability in cash flows (future interest receipts) attributable to changes in the contractually specified SOFR benchmark interest rate on the Company’s floating rate loan pool. The gross aggregate fair value of the swap of $39.1 million is recorded in other liabilities in the unaudited Consolidated Balance Sheets at June 30, 2024, with changes in fair value recorded net of tax in other comprehensive income (loss). As of December 31, 2023, the gross aggregate fair value of the swap of $34.6 million was recorded in other liabilities in the Consolidated Balance Sheets. A summary of the interest rate swap designated as a cash flow hedge is presented below (dollars in thousands):

	June 30, 2024	December 31, 2023
Notional amount	$250,000	$250,000
Weighted average fixed receive rates	1.437%	1.437%
Weighted average variable 1-month SOFR pay rates	5.465%	5.475%
Weighted average remaining maturity (in years)	6.3	6.9
Fair value	$(39,134)	$(34,575)

Three $125.0 million interest rate swaps with a notional amount totaling $375.0 million as of June 30, 2024 were designated as fair value hedges to mitigate the risk of further interest rate increases and the subsequent impact on the valuation of the $1.3 billion associated pool of fixed rate mortgages. The gross aggregate fair value of the swaps of $3.2 million are recorded in other assets in the unaudited Consolidated Balance Sheets at June 30, 2024, with changes in fair value offsetting to the fixed rate mortgage loan pool. As of December 31, 2023, the gross aggregate fair value of the swap of $0.8 million was recorded in other assets in the Consolidated Balance Sheets. The Company expects the hedges to remain effective during the remaining terms of the swaps. A summary of the interest rate swaps designated as fair value hedges are presented below (dollars in thousands):

	June 30, 2024	December 31, 2023
Notional amount Fair Value Hedge	$375,000	$375,000
Weighted average fixed pay rates	4.113%	4.113%
Weighted average variable SOFR receive rates	5.337%	5.350%
Weighted average remaining maturity (in years)	1.6	2.2
Fair value	$3,180	$(817)

An interest rate swap with a notional amount totaling $125.0 million as of June 30, 2024 was designated as a cash flow hedge to hedge the risk of variability in cash flows attributable to changes in the contractually specified benchmark interest rate on the Company’s short-term fixed rate FHLB advances. The gross aggregate fair value of the swap of $0.9 million is recorded in other assets in the unaudited Consolidated Balance Sheets at June 30, 2024, with changes recorded net of tax in other comprehensive income (loss). As of December 31, 2023, the gross aggregate fair value of the swaps of $0.3 million was recorded in other liabilities in the Consolidated Balance Sheets. The Company expects the hedge to remain effective during the remaining term of the swap. A summary of the interest rate swap designated as a cash flow hedge is presented below (dollars in thousands):

	June 30, 2024	December 31, 2023
Notional amount Cash Flow Hedge	$125,000	$125,000
Weighted average fixed pay rates	4.160%	4.160%
Weighted average variable SOFR receive rates	5.337%	5.350%
Weighted average remaining maturity (in years)	0.8	1.4
Fair value	$893	$300

16.	Other Comprehensive Income (Loss)

The before and after tax amounts allocated to each component of other comprehensive income (loss) are presented in the table below. Reclassification adjustments related to securities available for sale are included in gains on sale of securities in the accompanying consolidated condensed statements of income. Reclassification adjustments related to cash flow hedges are included in interest income or interest expense in the accompanying consolidated condensed statements of income.

	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
	(In Thousands)
Three Months Ended June 30, 2024
Securities available for sale and transferred securities:
Change in net unrealized gain/loss during the period	$(1,134)	$238	$(896)
Reclassification adjustment for net gain/loss included in net income	—	—	—
Cash flow hedge derivatives
Change in net unrealized gain/loss during the period	(2,261)	474	(1,787)
Reclassification adjustment for net gain/loss included in net income	2,183	(457)	1,726

Total other comprehensive income (loss)	$(1,212)	$255	$(957)

Six Months Ended June 30, 2024
Securities available for sale and transferred securities:
Change in net unrealized gain/loss during the period	$(7,830)	$1,644	$(6,186)
Reclassification adjustment for net gain/loss included in net income	—	—	—
Cash flow hedge derivatives
Change in net unrealized gain/loss during the period	(8,284)	1,739	(6,545)
Reclassification adjustment for net gain/loss included in net income	4,319	(907)	3,412

Total other comprehensive income (loss)	$(11,795)	$2,476	$(9,319)

	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
	(In Thousands)
Three Months Ended June 30, 2023
Securities available for sale and transferred securities:
Change in net unrealized gain/loss during the period	$(15,290)	$3,211	$(12,079)
Reclassification adjustment for net gain/loss included in net income	7	(1)	6
Cash flow hedge derivatives
Change in net unrealized gain/loss during the period	(10,483)	2,435	(8,048)
Reclassification adjustment for net gain/loss included in net income	6,409	(1,300)	5,109

Total other comprehensive income (loss)	$(19,357)	$4,345	$(15,012)

Six Months Ended June 30, 2023
Securities available for sale and transferred securities:
Change in net unrealized gain/loss during the period	$3,109	$(653)	$2,456
Reclassification adjustment for net gain/loss included in net income	(27)	6	(21)
Cash flow hedge derivatives
Change in net unrealized gain/loss during the period	(1,897)	632	(1,265)
Reclassification adjustment for net gain/loss included in net income	4,460	(891)	3,569

Total other comprehensive income (loss)	$5,645	$(906)	$4,739

Activity in accumulated other comprehensive income (loss), net of tax, was as follows:

	Securities Available For Sale	Post- retirement Benefit	Cash Flow Hedge Derivatives	Accumulated Other Comprehensive Income (Loss)
	(In Thousands)
Balance January 1, 2024	$(127,033)	$393	$(27,079)	$(153,719)
Other comprehensive income (loss) before reclassifications	(6,186)	—	(6,545)	(12,731)
Amounts reclassified from accumulated other comprehensive income	—	—	3,412	3,412

Net other comprehensive income (loss) during period	(6,186)	—	(3,133)	(9,319)

Balance June 30, 2024	$(133,219)	$393	$(30,212)	$(163,038)

Balance January 1, 2023	$(142,236)	$402	$(31,626)	$(173,460)
Other comprehensive income (loss) before reclassifications	2,456	—	(1,265)	1,191
Amounts reclassified from accumulated other comprehensive income	(21)	—	3,569	3,548

Net other comprehensive income (loss) during period	2,435	—	2,304	4,739

Balance June 30, 2023	$(139,801)	$402	$(29,322)	$(168,721)

Note 17 - Business Combinations

On July 26, 2024, Premier and Wesbanco, Inc. (“Wesbanco”) announced the signing of a definitive merger agreement (the “Merger Agreement”) under which Premier Financial will merge into Wesbanco in a stock-for-stock transaction. Immediately thereafter, the Bank will merge into Wesbanco Bank, Inc., a wholly owned subsidiary of Wesbanco. Under the terms of the Merger Agreement, shareholders of Premier will receive 0.80 shares of Wesbanco common stock for each share of Premier stock. The transaction’s initial implied valuation was approximately $987 million, which was in excess of the Company’s book value as of June 30, 2024. The transaction is expected to close in the first quarter of 2025, subject to approval of shareholders of both Premier and Wesbanco, and regulatory approvals, and the satisfaction or waiver of other customary closing conditions.